SHARE EXCHANGE AGREEMENT

        THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is dated as of ___________ __, 2004, by and among SUNBURST ACQUISITIONS IV, INC., a Nevada corporation ("Sunburst") and SIERRA MINERALS AND MINING, INC., a Nevada corporation ("Sierra").

RECITALS:

        WHEREAS, Sunburst and Sierra desire to complete a share exchange transaction pursuant to which Sunburst will issue shares of voting stock of Sunburst to the shareholders of Sierra (the "Shareholders") in exchange for all of the issued and outstanding shares of common stock of Sierra, par value $0.001 per share (the "Sierra Common Stock");

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

        NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1        The Exchange. At the Closing (as hereinafter defined), Sunburst shall acquire all of the shares of issued and outstanding Sierra Common Stock from the Shareholders, free and clear of all liens, charges or encumbrances, in exchange for shares of common stock of Sunburst (the "Exchange Shares") as provided for in Section 1.3 hereof. The Exchange shall take place upon the terms and conditions provided for in this Agreement and applicable state law. For federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

1.2        Closing and Closing Date. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree.

1.3         Exchange of Shares; Stock Certificates.

        (a)         Conversion. On the Closing Date, each share of Sierra Common Stock surrendered to Sunburst by a Shareholder will be converted into approximately 13,370.199 Exchange Shares. No fractional shares of Sunburst Common Stock shall be issued in connection with the Exchange. In lieu of such fractional shares, any Shareholder who would otherwise be entitled to receive a fraction of a share of Sunburst Common Stock (after separately aggregating all fractional shares of stock issuable to such holder) shall be issued one (1) whole share of Sunburst Common Stock.

        (b)         Exchange of Certificates. On and after the Closing Date, each Shareholder shall be entitled to receive in exchange for the outstanding shares of Sierra Common Stock held by such Shareholder, upon surrender thereof to Sunburst or its exchange agent, a certificate or certificates representing the number of whole Exchange Shares into which such Shareholder's shares(s) of Sierra Common Stock were converted pursuant to Section 1.3(a). If, after the Closing Date, certificates for Sierra Common Stock are presented to Sunburst, they shall be cancelled and exchanged for Exchange Shares as provided herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1        Representations and Warranties of Sunburst. Sunburst represents and warrants to Sierra as follows:

        (a)         Organization, Standing and Power. Sunburst is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

        (b)         Capital Structure.

        (i)        The authorized capital stock is 220 million shares, consisting of 200 million shares of common stock, no par value ("Sunburst Common Stock"), and 20 million shares of preferred stock, no par value ("Sunburst Preferred Stock"). Currently, there are 40,107,597 shares of Sunburst Common Stock issued and outstanding and no shares of Sunburst Preferred Stock issued and outstanding. All of the issued and outstanding shares of Sunburst Common Stock are validly issued, fully paid and nonassessable, were issued in compliance with all applicable securities laws and are free from preemptive rights or other restrictions on transfer. Except as listed below, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Sunburst at any time, or upon the happening of any stated event, any shares of the capital stock of Sunburst, whether or not presently issued or outstanding:

        (A)         Sunburst has outstanding options entitling their holders to acquire up to 4,000,000 shares of Sunburst Common Stock at $0.03 per share;

        (B)         Sunburst has issued warrants (the "Warrants") to purchase up to 3,000,000 shares of Sunburst Common Stock at a price of $0.20 per share;

        (C)          Sunburst has issued debentures in the original principal amount of 30,000 which are convertible into Sunburst Common Stock at $0.02 per share; and

        (D)         the Finder's Fee Options (as defined in Section 2.1(o)).

         (ii)         The Exchange Shares to be issued pursuant to this Agreement will be, when issued pursuant to the terms of the resolution of the Board of Directors of Sunburst approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.

        (c)         Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of Sunburst which have been delivered to Sierra are true, correct and complete copies thereof. The minute book of Sunburst, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Sunburst since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)        Authority.

         (i)         Sunburst has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Sunburst. Except for the approval of the shareholders of Sunburst, no other corporate or shareholder proceedings on the part of Sunburst are necessary to authorize the Exchange or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sunburst and, assuming the due execution by the other parties hereto, constitutes a legal, valid and binding agreement of Sunburst, enforceable against Sunburst in accordance with its terms, except as its enforceability may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally.

         (ii)         The Board of Directors of Sunburst (at a meeting or meetings duly called and held prior to the date hereof) has determined that the Exchange is advisable and fair to and in the best interests of the shareholders of Sunburst.

        (e)         Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws or other governing documents of Sunburst; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") by or with respect to Sunburst, except as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the applicable provisions of the Colorado Business Corporation Act (the "CBCA"); (iii) require any consent, waiver or approval, or result in a default, or give rise to any right of termination, cancellation, modification or acceleration, under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Sunburst is a party or by which any of its assets may be bound; (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of Sunburst or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sunburst or by which any of its assets is bound, except, in the cases of clauses (ii), (iii), (iv) and (v), violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sunburst or on the ability of the parties to consummate the Exchange or the other transactions contemplated hereby.

        (f)         Books and Records. Sunburst has made and will make available for inspection by Sierra upon reasonable request all the books of Sunburst relating to the business of Sunburst. Such books of Sunburst have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Sierra by Sunburst are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

        (g)         Compliance with Laws. Sunburst is and has been in compliance in all material respects with (i) all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its business and (ii) any note, bond, mortgage, contract, agreement, license, lease or other instrument or obligation to which Sunburst is a party or by which Sunburst or any of its property or assets is bound or affected.

        (h)         SEC Filings. The Sunburst Common Stock is duly registered pursuant to section 12 of the Exchange Act, and Sunburst has filed all reports with the Securities and Exchange Commission (the "SEC") required to be filed pursuant to Section 13 of the Exchange Act in a timely and accurate manner.

        (i)         Financial Statements and Tax Returns. Copies of Sunburst's audited financial statements including its balance sheet as of February 28, 2003, and its statements of operations, cash flows and shareholders' equity for the years ended February 28, 2003 and February 28, 2002 and copies of Sunburst's interim unaudited financial statements for the periods ended May 31, 2003 and August 31, 2003 and November 30, 2003 (collectively, the "Sunburst Financial Statements") have been delivered to Sierra. The Sunburst Financial Statements were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis through the periods involved, and the Sunburst Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Sunburst as at the respective dates of and for the periods referred to in such financial statements, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not been and are not likely to be materially adverse to Sunburst. No financial statements of any person or entity are required by GAAP to be included in the consolidated financial statements of Sunburst.

        (j)         Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Sunburst, threatened against or affecting Sunburst which is reasonably likely to have a material adverse effect on Sunburst, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Sunburst having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

        (k)         Tax Returns. Sunburst has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with any jurisdiction where such filing is required by law, and all such returns are true, accurate and complete in all material respects. Sunburst has paid all taxes, interest, penalties, assessments or deficiencies that were due and payable except for those for which an adequate reserve has been provided in accordance with GAAP. Sunburst has made adequate provisions in the Sunburst Financial Statements in accordance with GAAP appropriately and consistently applied for the payment of all material taxes, interest, penalties, assessments or deficiencies for which Sunburst may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof. There is no claim pending or, to the knowledge of Sunburst, threatened against Sunburst for (i) any other tax returns or reports which are required to be filed which have not been so filed or (ii) any unpaid assessment for additional taxes for any fiscal period or any basis therefor. Sunburst has provided to Sierra copies of its tax returns filed for the tax years ended November 30th, 2003 and 2002.

        (l)         No Undisclosed Liabilities. Except as set forth in the Sunburst Financial Statements, Sunburst has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except current liabilities incurred in the ordinary course of business since the respective dates thereof, all of which shall be paid in full on the Closing Date.

        (m)         No Material Adverse Change. Since November 30, 2003, there has not been any material adverse change with regard to Sunburst, and no event has occurred or circumstance exists that may result in such a material adverse change.

        (n)         No Employees. Sunburst has no employees, and has never had any employees.

        (o)         Brokers. As a finder's fee for this transaction, Sunburst issued on April 22, 2004 (i) an option to purchase three million shares of Sunburst Common Stock at a price of $0.01 per share to T.R. Winston & Company, LLC and (ii) an option to purchase three million shares of Sunburst Common Stock at a price of $0.01 per share to Liberty Management, LLC (collectively, the "Finder's Fee Options"). All of the Finder's Fees Options expire on April 21, 2009, and carry registration rights. Except as otherwise described in this Section 2.1(o), no person or entity is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Sunburst or any of its officers, directors or employees.

        (p)         Full Disclosure. No representation or warranty of Sunburst in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Sunburst that has specific application to Sierra and that materially adversely affects or, as far as Sunburst can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Sunburst that has not been set forth in this Agreement.

2.2        Representations and Warranties of Sierra. Sierra represents and warrants to Sunburst as follows:

        (a)         Organization, Standing and Power. Sierra is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

        (b)         Capital Structure. The authorized capital stock of Sierra consists of 10,000,000 shares of Sierra Common Stock, of which 3,000 shares are issued and outstanding. All of the issued and outstanding shares of Sierra Common Stock are validly issued, fully paid and nonassessable, were issued in compliance with all applicable securities laws and are free from preemptive rights or other restrictions on transfer. There are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Sierra at any time, or upon the happening of any stated event, any shares of the capital stock of Sierra, whether or not presently issued or outstanding. Sierra has provided Sunburst with a true, accurate and complete list, as of the date hereof, of the name of each holder of Sierra Common Stock and the number of shares of Sierra Common Stock held by such shareholder.

        (c)         Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of Sierra which have been delivered to Sunburst are true, correct and complete copies thereof. The minute book of Sierra, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Sierra since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

        (d)         Authority; Company Actions.

        (i)         Sierra has all requisite power and authority to enter into this Agreement and has the requisite power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby have been duly authorized by the Board of Directors of Sierra. No other corporate or shareholder proceedings on the part of Sierra are necessary to authorize the Exchange and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sierra and, assuming the due execution by the other parties hereto, constitutes a legal, valid and binding agreement of Sierra, enforceable against Sierra in accordance with its terms, except as its enforceability may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally.

        (ii)         The Board of Directors of Sierra (at a meeting or meetings duly called and held prior to the date hereof) has determined that the Exchange is advisable and fair to and in the best interests of the shareholders of Sierra.

        (iii)         The Company has taken all necessary steps to ensure that it is not subject to any "moratorium," "control share acquisition," "Business combination," "fair price," or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement.

        (e)         Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws or other governing documents of Sierra; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to Sierra, except as may be required under the Exchange Act and the applicable provision of the Nevada Revised Statutes; (iii) require any consent, waiver or approval, or result in a default, or give rise to any right of termination, cancellation, modification or acceleration, under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Sierra is a party or by which any of its assets may be bound; (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of Sierra or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sierra or by which any of its assets is bound, except, in the cases of clauses (ii), (iii), (iv) and (v), violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sierra or on the ability of the parties to consummate the Exchange or the other transactions contemplated hereby.

        (f)         Books and Records. Sierra has made and will make available for inspection by Sunburst upon reasonable request all the books of account, relating to the business of Sierra. Such books of account of Sierra have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Sunburst by Sierra are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

        (g)         Compliance with Laws; No Default. Sierra is and has been in compliance in all material respects with (i) all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its business and (ii) any note, bond, mortgage, contract, agreement, license, lease or other instrument or obligation to which Sierra is a party or by which Sierra or any of its property or assets is bound or affected.

        (h)         Financial Statements. Copies of Sierra's unaudited balance sheet as of April 30, 2004 (the "Sierra Financial Statements") has been delivered to Sunburst. The Sierra Financial Statements were prepared in accordance with GAAP applied on a consistent basis through the periods involved, and the Sierra Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Sierra as at the respective dates of and for the periods referred to in such financial statements. No financial statements of any person or entity are required by GAAP to be included in the consolidated financial statements of Sierra.

        (i)         Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Sierra threatened against or affecting Sierra which is reasonably likely to have a material adverse effect on Sierra or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Exchange or any of the other transactions contemplated herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Sierra having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

        (j)         Tax Returns. Sierra has filed or will file within the time prescribed by law (including any extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with any jurisdiction where such filing is required by law, and all such returns are true, accurate and complete in all material respects. Sierra has paid all taxes, interest, penalties, assessments or deficiencies that were due and payable except for those for which an adequate reserve has been provided in accordance with GAAP. Sierra has made adequate provisions in the Sierra Financial Statements in accordance with GAAP appropriately and consistently applied for the payment of all material taxes, interest, penalties, assessments or deficiencies for which Sierra may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof. There is no claim pending or, to the knowledge of Sierra, threatened against Sierra for (i) any other tax returns or reports which are required to be filed which have not been so filed or (ii) any unpaid assessment for additional taxes for any fiscal period or any basis therefor. Sierra has provided to Sunburst copies of each of its tax returns filed with any Governmental Entity or jurisdiction since its formation.

        (k)         No Undisclosed Liabilities. Except as set forth in the Sierra Financial Statements, Sierra has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except current liabilities incurred in the ordinary course of business since the respective dates thereof, which current liabilities are not in default and will be paid in a timely manner in accordance with their terms.

        (l)         Licenses and Permits. Sierra owns or possesses in the operation of its business, and is in material compliance with, all material permits, licenses, authorizations consents and approvals from any Governmental Entity which are necessary for it to conduct its business as now conducted (the "Sierra Permits"). Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under, or have any material adverse effect upon, any Sierra Permit.

        (m)         No Material Adverse Change. Since the date of the most recent Sierra Financial Statement, there has not been any material adverse change with regard to Sierra, and no event has occurred or circumstance exists that may result in such a material adverse change.

        (n)         Brokers. No person or entity is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Sierra or any of its officers, directors or employees.

        (o)         Full Disclosure. No representation or warranty of Sierra in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Sierra that has specific application to Sunburst and that materially adversely affects or, as far as Sierra can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Sierra that has not been set forth in this Agreement.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1        Covenants of Sierra and Sunburst. During the period from the date of this Agreement through and including the Closing Date, Sierra and Sunburst each agree as to themselves and their related entities that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)         Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)         Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)         Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)         Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)         No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)         Indebtedness. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2         Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1         Access to Information. Upon reasonable notice, Sunburst and Sierra shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during the period from the date hereof until the Closing Date, each of Sunburst and Sierra shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal, foreign or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.2         Legal Conditions to Exchange. Each of Sunburst and Sierra shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Sunburst or Sierra or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.3         Sunburst Board of Directors and Officers. At least ten days prior to the Closing Date, Kelly Zastowny shall deliver his resignation from the Board of Directors of Sunburst, to be effective as of the Closing Date. On the Closing Date, the remaining members of Sunburst's Board of Directors shall take such actions as are necessary and appropriate to appoint to Sunburst's Board of Directors a director designated by Sierra.

4.4         Issuance of Note. Upon the execution by Sierra of the Joint Venture Agreement (the "JV Agreement") with Minera Rio Tinta S.A de C.V ("MRT"), and provided that Sierra is not in default under this Agreement, Sunburst shall loan to MRT on behalf of Sierra $147,500, such loan to collect interest at the rate of 8% per annum and to be evidenced by a promissory note from MRT to Sierra.

ARTICLE V

CONDITIONS PRECEDENT

5.1        Conditions to Each Party's Obligation To Effect the Exchange. The respective obligations of each party to effect the Exchange shall be subject to the satisfaction or waiver by such party of the following conditions on or before the Closing Date:

(a)         Consents and Waiting Periods. The filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any Governmental Entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby; and

(b)         No Statutes or Judgments. No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Sunburst or Sierra and be in effect that prohibits or restricts the consummation of the Exchange or makes such consummation illegal; provided that each party agrees to use all reasonable efforts to have such prohibition lifted.

5.2        Conditions to Obligations of Sunburst. The obligation of Sunburst to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Sunburst:

(a)         Representations and Warranties. The representations and warranties of Sierra set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Sunburst shall have received a certificate signed on behalf of Sierra by the President of Sierra to such effect.

(b)         Performance of Obligations of Sierra. Sierra and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement or under the Investment Letters at or prior to the Closing Date, and, with respect only to the obligations of Sierra, Sunburst shall have received a certificate signed on behalf of Sierra by the President to such effect.

(c)         Closing Documents. Sunburst shall have received such certificates and other closing documents as counsel for Sunburst shall reasonably request.

(d)         Number of Shares. At or before the Closing, each Shareholder shall (i) surrender to Sunburst certificates representing all the total issued and outstanding shares of Sierra Common Stock, properly endorsed for transfer or appropriate stock powers in a form acceptable to Sunburst and executed by the respective Shareholder, assigning such certificates to Sunburst, free and clear of any liens, claims, options, charges, and encumbrances of any nature and (ii) an Investment Letter executed by such Shareholder, which Investment Letter will contain customary representations, warranties and covenants regarding their ownership of their shares and compliance with federal and state securities laws.

(e)         Consents. Sierra shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Sunburst, individually or in the aggregate, have a material adverse effect on Sierra and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. Sierra shall also have received any required approval of its shareholders in accordance with applicable law.

(f)         Due Diligence Review. Sunburst shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Sierra and shall not have determined that any of the representations or warranties of Sierra contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Sierra is otherwise in violation of any of the provisions of this Agreement.

(g)         Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Sunburst, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Sierra or the Shareholders, the consequences of which, in the judgment of Sunburst, could be materially adverse to Sierra.

5.3        Conditions to Obligations of Sierra. The obligation of Sierra to effect the Exchange is subject to the satisfaction of the following conditions unless waived by Sierra:

(a)         Representations and Warranties. The representations and warranties of Sunburst set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, Sierra shall have received a certificate signed on behalf of Sunburst by the President to such effect.

(b)         Performance of Obligations of Sunburst. Sunburst shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sierra shall have received a certificate signed on behalf of Sunburst by the President to such effect.

(c)         Closing Documents. Sierra shall have received such certificates and other closing documents as counsel for Sierra shall reasonably request.

(d)         Consents. Sunburst shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Sunburst, individually or in the aggregate, have a material adverse effect on Sierra and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.

(e)         Due Diligence Review. Sierra shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Sunburst and shall not have determined that any of the representations or warranties of Sunburst contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Sunburst is otherwise in violation of any of the provisions of this Agreement.

(f)         Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Sierra, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Sunburst the consequences of which, in the judgment of Sierra, could be materially adverse to Sunburst.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1        Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)         By mutual written consent of Sunburst and Sierra;

(b)         By Sunburst if there has been a material breach of any representation, warranty, covenant or agreement on the part of Sierra set forth in this Agreement, or by Sierra if there has been a material breach of any representation, warranty, covenant or agreement on the part of Sunburst, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach;

(c)         By either Sunburst or Sierra if any court, Governmental Entity or other competent authority shall have issued an order, decree or ruling, or taken any other action, enjoining, restraining or otherwise preventing the consummation of the Exchange or any of the other transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable; or

(d)         By either Sunburst or Sierra if the Exchange shall not have been consummated on or before May 31, 2004.

6.2        Effect of Termination. In the event of termination of this Agreement by either Sunburst or Sierra as provided in Section 6.1, this Agreement, except for the provisions of this section and Article VII, shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto; provided that Sierra shall remain obligated to pay all sums due and owing on the Notes in accordance with the terms thereof. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Section 6.2 shall relieve any party for liability for any breach of this Agreement.

6.3        Amendment. This Agreement may be amended by Sunburst and Sierra, by action taken or authorized by their respective Boards of Directors, provided no amendment shall be made which by law requires approval by the shareholders of any party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4         Extension; Waiver. At any time prior to the Closing Date, Sunburst and Sierra, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1         Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of one (1) year.

7.2        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Sunburst to:	103 - 20120 64th Avenue Langley, British Columbia V2Y 1M8 Canada
(b) If to Sierra, to:	1500 - 1055 West Georgia Street Vancouver, BC V6C 4N7 Canada

7.3         Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5         Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6        Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Colorado state court or any federal court in the State of Colorado in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7        No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8        Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sunburst may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of such company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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IN WITNESS WHEREOF, this Share Exchange Agreement has been signed by the parties set forth below as of the date set forth above.

SUNBURST CORPORATION

By:________________________

Name: Terry Fields
Title: President

SIERRA MINERALS AND MINING, INC.

By:________________________

Name: Mario Ayub
Title: President